Exhibit 10.29

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (“Agreement”) is made as of July 18, 2005 by and between Michael Wittlin (“Employee”) an individual, and Public Media Works, Inc., a Delaware corporation (the “Company”).

In consideration of the covenants undertaken and the releases contained in this Agreement, Employee and the Company agree as follows:

1.	SEPARATION TERMS

1.1 Termination of Employment Agreement. Company and Employee entered into an Employment Agreement dated June 2, 2004 (the “Employment Agreement”) which provided for a one (1) year term of employment through June 1, 2005. Company does not desire to renew the Employment Agreement, and Company and Employee have agreed Employee’s employment by the Company ceased as of April 26, 2005. Company and Employee agree that the Employment Agreement shall be deemed to be terminated as of April 26, 2005 and all rights of Employee under the Employment Agreement have terminated as of such date, including, without limitation, the right granted to Employee under Section 3(b) of the Employment Agreement to purchase shares of Company common stock, and the right of Employee to receive any stock options under Section 3(d) of the Employment Agreement.

1.2 Conversion of Promissory Note. Company and Employee shall enter into the Promissory Note Conversion Agreement dated May 27, 2005 (the “Note Conversion Agreement”) pursuant to which Employee shall convert all amount of outstanding principal and interest under the Promissory Note dated as of June 1, 2004 (the “June 2004 Note”) into shares of Company common stock.

1.3 Promissory Note. Company and Employee shall enter into the Promissory Note dated July 18, 2005 (the “Promissory Note”) in the principal amount of One Hundred Eighty Thousand Dollars ($180,000).

1.4 Issuance of Shares. Promptly after the execution of this Agreement, Company shall issue Employee Six Hundred Thousand (600,000) shares of Company Common Stock. Employee hereby acknowledges and agrees that all representations and warranties set forth in Paragraph 4 of the Note Conversion Agreement shall apply to the issuance of such shares and such shares of Common Stock shall be subject the restrictions in Paragraph 3 of the Note Conversion Agreement, and such terms and provisions are hereby incorporated herein by reference.

1.5 Payment in Full. Employee acknowledges and agrees the payment obligations of the Company under the Promissory Note and issuance of shares under this Agreement shall constitute the sole obligations of the Company to Employee with respect to any and all compensation obligations arising out of the Employment Agreement and Employee’s employment with the Company, including, without limitation, salary, bonus, reimbursable expenses and severance obligations, and all payment obligations of the Company under the June 2004 Note.

2.	RELEASE

In exchange for the material consideration provided by the Company, the amount and sufficiency of which is hereby acknowledged by Employee, effective as of the date of this Agreement, Employee waives any and all claims he has, or may have, against the Company, and each of its owners, directors, officers, shareholders, managers, supervisors, agents, insurance carriers, parents, subsidiaries, and/or sister corporations, attorneys, insurers, successors, and/or assigns, which arise out of the Employment Agreement, Employee’s employment by the Company, and the discontinuation thereof. Employee therefore specifically waives any and all claims or actions he may have for wrongful termination, breach of any implied, written or oral contract, constructive discharge, breach of any implied covenant of good faith and fair dealing, breach of any oral or written promise, defamation, intentional or negligent infliction of emotional distress, and for any claim, right, or action arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the Americans With Disabilities Act, any claim or right arising from any other federal, state or municipal statute, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other monetary compensation or other benefits. Employee does not, however, waive any claims Employee has or may have for unemployment, social security or workers’ compensation benefits.

In exchange for the material consideration provided by Employee, the amount and sufficiency of which is hereby acknowledged by Company, effective as of the date of this Agreement, Company waives any and all claims it has, or may have, against the Employee which arise out of the Employment Agreement, Employee’s employment by the Company, and the discontinuation thereof. Company therefore specifically waives any and all claims or actions it may have for breach of any implied, written or oral contract, breach of any implied covenant of good faith and fair dealing, breach of any oral or written promise, defamation, intentional or negligent infliction of emotional distress, any claim or right arising from any other federal, state or municipal statute, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other monetary compensation or other benefits.

3.	AGREEMENT NOT AN ADMISSION OF FAULT

In entering this Agreement, the Company expressly denies any violation of any of its policies, procedures, state or federal laws or regulations. Accordingly, this Agreement shall not be construed as an admission by the Company of any violation of its policies, procedures, state or federal laws or regulations. Neither this Agreement nor anything in this Agreement shall be construed to be admissible in any proceeding as evidence of or an admission by the Company any violation of its policies, procedures, state or federal laws or regulations. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.

4.	WAIVER OF CALIFORNIA CIVIL CODE SECTION 1542

It is the intention of both parties that this Agreement shall be effective as a bar to each and every claim, demand and cause of action specified herein. In furtherance of this intention, each party hereby expressly waives any and all rights and benefits conferred upon such party by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action specified herein. Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each party acknowledges that it may hereafter discover claims or facts in addition to, or different from, those which such party now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, each party hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Each party acknowledges that he understands the significance and consequence of such release and such specific waiver of Section 1542.

5.	NO DISPARAGEMENT

Each party to this Agreement agrees that it will not make any unflattering, negative, or otherwise disparaging remarks or comments regarding the other party to any person or entity for any reason. The parties agree that they will not author, disseminate, publish or covey any unflattering, negative, or otherwise disparaging remarks, comments, or writings regarding the other party.

6.	CONFIDENTIALITY

6.1 Each party agrees that the terms and conditions of this Agreement shall remain confidential as between the parties and shall not disclose them to any other person or entity. Without limiting the generality of the foregoing, neither party shall respond to, or in any way participate in or contribute to, any public discussion, notice or other publicity concerning, or in any way relating to, the execution of this Agreement or the events (including any negotiations) which led to its execution; provided, however, Employee acknowledges and agrees that Company may disclose such terms of this Agreement as required in its SEC public filings. Without limiting the generality of the foregoing, each party specifically agrees that it shall not disclose information regarding this Agreement to any current or former employee of the Company; provided, however, Company may disclose information regarding this Agreement to its officers and directors. Each party hereby agrees that disclosure by of any of the terms and conditions of the Agreement in violation of the foregoing shall constitute and be treated as a material breach of this Agreement.

6.2 Employee acknowledges his obligations under the confidentiality agreement previously signed with the Company that shall remain in full force and effect. Nothing herein or in the confidentiality agreement shall be deemed to limit or restrict in any manner Employee’s ability to conduct business in any industry or business.

7.	INTEGRATION

This Agreement, the Note Conversion Agreement, and the Promissory Note constitute and contain the entire agreement and understanding concerning Employee’s employment, discontinuation of same, and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning Employee’s employment, the payment of any compensation or reimbursement of expenses, and the granting or issuance of any Company equity to Employee, including, without limitation, the letter agreement dated June 1, 2004 between the Company and Employee; provided, however, the confidentiality agreement between Employee and the Company shall remain in full force and effect. This is an integrated document. This Agreement may only be modified or amended by a mutually executed written agreement between Employee and the Company.

8.	DISPUTES

8.1 In the event that any disputes (including but not limited to any threatened or actual claim, complaint, or litigation) arise out of the interpretation or enforcement of this Agreement, the parties hereto agree to all submit any such disputes to binding arbitration before the American Arbitration Association in Van Nuys, California. Such arbitration shall be binding upon the parties and will be administered by the American Arbitration Association according to its rules and procedures.

8.2 In the event of arbitration or litigation in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover all costs and expenses incurred by such party in connection therewith, including reasonable attorneys’ fees.

9.	MISCELLANEOUS

9.1 If any provision of this Agreement or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement that can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

9.2 This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

9.3 The language of all parts of this Agreement shall be construed as a whole accordingly to its fair meaning, and not strictly for or against any of the parties.

9.4 No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach. Employee hereby acknowledges that he has been advised to consult with any attorney prior to signing this Agreement which contains a general release.

9.5 Employee hereby acknowledges that he has been advised to consult with any attorney prior to signing this Agreement which contains a general release; and, if applicable, that he has been advised that he has twenty-one (21) days from the date of this Agreement in which to consider whether he should sign this Agreement, which, among other things, contains a release of claims under the Age Discrimination in Employment Act of 1967; and, if applicable, has been advised that if he signs this Agreement, will be given seven (7) days following the date in which he signs the Agreement in order to revoke the Agreement and that the general release will not be effective until after the seven-day period has lapsed.

9.6 Employee represents that he has had an opportunity to thoroughly discuss all aspects of this Agreement with the legal counsel of his choice and further represents that he fully understands all of its provisions and that he is voluntarily entering into this agreement with the full knowledge of its legal significance and with the intent to be legally bound by its terms.

9.7 Each party to this Agreement has cooperated in the drafting and preparation of this Agreement. Therefore, no construction of any term or provision of this Agreement shall be construed against any party.

9.8 This Agreement may be executed in counterparts, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Agreement, which shall be binding upon and effective as to all parties.

I have read the foregoing Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences. I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EMPLOYEE:

/s/ Michael Wittlin
Michael Wittlin

PUBLIC MEDIA WORKS, INC.

By:	/s/ Thomas A. Szabo
Thomas A. Szabo, CEO